================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 10)

                                   ----------

                                    ICO, INC.
                                (Name of Issuer)

Common Stock, with no par value                                    449294206
(Title of class of securities)                                   (CUSIP number)


                            Christopher N. O'Sullivan
                           TRAVIS STREET PARTNERS, LLC
                                 Bank One Center
                          910 Travis Street, Suite 2150
                              Houston, Texas 77002
                                 (713) 759-2030
            (Name, address and telephone number of person authorized
                     to receive notices and communications)

                                  with copy to:
                                 Steven D. Rubin
                           Weil, Gotshal & Manges LLP
                            700 Louisiana, Suite 1600
                              Houston, Texas 77002
                                 (713) 546-5000

                                December 26, 2001
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 25 pages)

================================================================================

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    SS OR I.R.S. IDENTIFICATION NO.
    OF ABOVE PERSON

    Travis Street Partners, LLC    76-0657668
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

    (a) [X]
    (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY:

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS:

    WC
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEM 2(d) OR 2(e):   [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION:

    Texas
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER:
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER:
   EACH
 REPORTING          1,158,300
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER:

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER:

                    1,158,300
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     1,158,300
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:

     5.05%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON:

     00
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS OR I.R.S. IDENTIFICATION NO.
    OF ABOVE PERSON

    Timothy J. Gollin    ###-##-####
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

    (a) [X]
    (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS:

    PF, OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEM 2(d) OR 2(e):   [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION:

    United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER:
  NUMBER OF
   SHARES           205,000
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER:
   EACH
 REPORTING          1,158,300
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER:

                    205,000
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER:

                    1,158,300
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     1,363,300
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:

     5.89%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON:

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS OR I.R.S. IDENTIFICATION NO.
    OF ABOVE PERSON

    Christopher N. O'Sullivan    ###-##-####
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

    (a) [X]
    (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY:

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS:

    PF, OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEM 2(d) OR 2(e):   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION:

    United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER:
  NUMBER OF
   SHARES           205,000
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER:
   EACH
 REPORTING          1,158,300
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER:

                    205,000
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER:

                    1,158,300
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     1,363,300
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:

     5.89%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON:

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS OR I.R.S. IDENTIFICATION NO.
    OF ABOVE PERSON

    Global Undervalued Securities Master Fund, L.P.    52-2294219
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

    (a) [X]
    (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY:

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS:

    WC
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEM 2(d) OR 2(e):   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION:

    Cayman Islands
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER:
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER:
   EACH
 REPORTING          497,850
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER:

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER:

                    497,850
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     497,850
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:

     2.17%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON:

     PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS OR I.R.S. IDENTIFICATION NO.
    OF ABOVE PERSON

    Global Undervalued Securities Fund, L.P.    98-0167993
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

    (a) [X]
    (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY:

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS:

    WC
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEM 2(d) OR 2(e):   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION:

    Cayman Islands
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER:
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER:
   EACH
 REPORTING          497,850
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER:

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER:

                    497,850
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     497,850
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:

     2.17%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON:

     PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS OR I.R.S. IDENTIFICATION NO.
    OF ABOVE PERSON

    Global Undervalued Securities Fund, Ltd.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

    (a) [X]
    (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY:

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS:

    WC
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEM 2(d) OR 2(e):   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION:

    Cayman Islands
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER:
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER:
   EACH
 REPORTING          497,850
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER:

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER:

                    497,850
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     497,850
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:

     2.17%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON:

     CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS OR I.R.S. IDENTIFICATION NO.
    OF ABOVE PERSON

    Global Undervalued Securities Fund, (QP), L.P.    52-2294217
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

    (a) [X]
    (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY:

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS:

    WC
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEM 2(d) OR 2(e):   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION:

    Cayman Islands
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER:
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER:
   EACH
 REPORTING          497,850
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER:

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER:

                    497,850
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     497,850
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:

     2.17%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON:

     PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS OR I.R.S. IDENTIFICATION NO.
    OF ABOVE PERSON

    Kleinheinz Capital Partners LDC    52-2294216
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

    (a) [X]
    (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY:

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS:

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEM 2(d) OR 2(e):   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION:

    Cayman Islands
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER:
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER:
   EACH
 REPORTING          497,850
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER:

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER:

                    497,850
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     497,850
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:

     2.17%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON:

     CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS OR I.R.S. IDENTIFICATION NO.
    OF ABOVE PERSON

    Kleinheinz Capital Partners, Inc.   75-2633745
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

    (a) [X]
    (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY:

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS:

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEM 2(d) OR 2(e):   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION:

    Texas
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER:
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER:
   EACH
 REPORTING          497,850
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER:

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER:

                    497,850
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     497,850
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:

     2.17%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON:

     CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS OR I.R.S. IDENTIFICATION NO.
    OF ABOVE PERSON

    John B. Kleinheinz    ###-##-####
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

    (a) [X]
    (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY:

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS:

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEM 2(d) OR 2(e):   [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION:

    United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER:
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER:
   EACH
 REPORTING          497,850
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER:

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER:

                    497,850
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     497,850
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:

     2.17%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON:

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS OR I.R.S. IDENTIFICATION NO.
    OF ABOVE PERSON

    J. Kenneth Phillips    ###-##-####
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

    (a) [X]
    (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY:

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS:

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEM 2(d) OR 2(e):   [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION:

    United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER:
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER:
   EACH
 REPORTING          497,850
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER:

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER:

                    497,850
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     497,850
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:

     2.17%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON:

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS OR I.R.S. IDENTIFICATION NO.
    OF ABOVE PERSON

    Global Undervalued Securities Fund, Ltd.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

    (a) [X]
    (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY:

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS:

    WC
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEM 2(d) OR 2(e):   [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION:

    Cayman Islands
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER:
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER:
   EACH
 REPORTING          497,850
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER:

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER:

                    497,850
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     497,850
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:

     2.17%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON:

     CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS OR I.R.S. IDENTIFICATION NO.
    OF ABOVE PERSON

    A. John Knapp
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

    (a) [X]
    (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY:

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS:

    PF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEM 2(d) OR 2(e):   [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION:

    U.S.A.
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER:
  NUMBER OF
   SHARES           145,325
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER:
   EACH
 REPORTING          0
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER:

                    145,325
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER:

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     145,325
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:

     0.63%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON:

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS OR I.R.S. IDENTIFICATION NO.
    OF ABOVE PERSON

    Charles T. McCord, III
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

    (a) [X]
    (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY:

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS:

    PF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEM 2(d) OR 2(e):   [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION:

    U.S.A.
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER:
  NUMBER OF
   SHARES           88,675
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER:
   EACH
 REPORTING          0
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER:

                    88,675
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER:

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     88,675
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:

     0.39%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON:

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS OR I.R.S. IDENTIFICATION NO.
    OF ABOVE PERSON

    John V. Whiting
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

    (a) [X]
    (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY:

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS:

    PF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEM 2(d) OR 2(e):   [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION:


--------------------------------------------------------------------------------
                7   SOLE VOTING POWER:
  NUMBER OF
   SHARES           25,000
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER:
   EACH
 REPORTING          0
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER:

                    25,000
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER:

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     25,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:

     0.11%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON:

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS OR I.R.S. IDENTIFICATION NO.
    OF ABOVE PERSON

    James D. Calaway
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

    (a) [X]
    (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY:

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS:

    PF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEM 2(d) OR 2(e):   [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION:

    U.S.A.
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER:
  NUMBER OF
   SHARES           5,000
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER:
   EACH
 REPORTING          0
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER:

                    5,000
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER:

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     5,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:

     0.02%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON:

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS OR I.R.S. IDENTIFICATION NO.
    OF ABOVE PERSON

    Christopher P. Scully
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

    (a) [X]
    (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY:

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS:

    PF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEM 2(d) OR 2(e):   [ ]
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION:

    U.S.A.
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER:
  NUMBER OF
   SHARES           12,000
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER:
   EACH
 REPORTING          0
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER:

                    12,000
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER:

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     12,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:

     0.05%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON:

     IN
--------------------------------------------------------------------------------

                  This Amendment No. 10 ("Amendment No.10") amends the Statement on Schedule 13D filed on December 29, 2000 (the "Original Schedule 13D"), as amended by Amendment No. 1 filed on January 12, 2001, Amendment No. 2 filed on January 19, 2001, Amendment No. 3 filed on February 1, 2001, Amendment No. 4 filed on February 9, 2001, Amendment No. 5 filed on February 20, 2001, Amendment No. 6 filed on April 11, 2001, Amendment No. 7 filed on May 9, 2001, Amendment No. 8 filed on June 7, 2001 (as amended, the "Schedule 13D") and Amendment No. 9 filed on September 21, 2001 by and on behalf of the following persons: Travis Street Partners, LLC ("TSP"), Timothy J. Gollin ("Gollin"), Christopher N. O'Sullivan (individually "O'Sullivan" and; together with Gollin, the "TSP Managers"; and together with Gollin and TSP, the "TSP Reporting Persons"), Global Undervalued Securities Master Fund, L.P. ("Global"), Global Undervalued Securities Fund, L.P. ("Global L.P."), Global Undervalued Securities Fund, Ltd. ("Global Ltd."), Global Undervalued Securities Fund (QP), L.P. ("Global QP"), Kleinheinz Capital Partners LDC ("KC LDC"), Kleinheinz Capital Partners, Inc., a Texas corporation ("KC Inc."), John B. Kleinheinz ("Kleinheinz"), J. Kenneth Phillips ("Phillips") (individually "Phillips"; together with Global, Global L.P., Global Ltd., Global QP, KC LDC, KC Inc. and Kleinheinz, the "Global Reporting Persons"), A. John Knapp ("Knapp"), Charles T. McCord, III ("McCord"), John V. Whiting ("Whiting"), James D. Calaway ("Calaway") and Christopher P. Scully (individually "Scully"; and together with the Global Reporting Persons, the TSP Reporting Persons, Knapp, McCord, Whiting and Calaway, the "Reporting Persons").

                  Except as otherwise indicated, capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Schedule 13D. As used herein, the "Company" shall mean ICO, Inc.

ITEM 2.  IDENTITY AND BACKGROUND

                  Item 2 of the Schedule 13D is amended by amending and restating the first and second paragraphs thereof in their entirety to read as follows:

                  This statement is being filed by and on behalf of Travis Street Partners, LLC ("TSP"), Timothy J. Gollin ("Gollin"), Christopher N. O'Sullivan (individually, "O'Sullivan"; and together with Gollin, the "TSP Managers"; and together with Gollin and TSP, the "TSP Reporting Persons"), Global Undervalued Securities Master Fund, L.P. ("Global"), Global Undervalued Securities Fund, L.P. ("Global L.P."), Global Undervalued Securities Fund, Ltd. ("Global Ltd."), Global Undervalued Securities Fund (QP), L.P. ("Global QP"), Kleinheinz Capital Partners LDC ("KC LDC"), Kleinheinz Capital Partners, Inc., a Texas corporation ("KC Inc."), John B. Kleinheinz ("Kleinheinz"), J. Kenneth Phillips (individually "Phillips"; together with Global, Global L.P., Global Ltd., Global QP, KC LDC, KC Inc. and Kleinheinz, the "Global Reporting Persons"), A. John Knapp ("Knapp"), Charles T. McCord, III ("McCord"), John V. Whiting ("Whiting"), James D. Calaway ("Calaway") and Christopher P. Scully (individually "Scully"; and together with the Global Reporting Persons, the TSP Reporting Persons, Knapp, McCord, Whiting and Calaway, the "Reporting Persons"). TSP is a Texas limited liability company, the managers of which are the TSP Managers. The principal business of TSP is the making, holding and disposing of investments, including securities of the Company. The present principal occupation of Gollin is President, CEO and Secretary of the Company. The present principal occupation of O'Sullivan is Vice Chairman of the Board of

Directors and Chief Financial Officer of the Company and President and CEO of O'Sullivan Oil & Gas Company, Inc. Global is a Cayman Islands exempted limited partnership. Global L.P. is a Cayman Islands exempted limited partnership. Global Ltd. is a Cayman Islands exempted company. Global QP is a Cayman Islands exempted limited partnership. KC LDC is a Cayman Islands exempted limited duration company. KC Inc. is a Texas corporation. The principal business of each of Global, Global L.P., Global, Ltd., Global QP and KC LDC is the making, holding and disposing of investments, including, securities of the Company. The principal business of KC Inc. is directing the investments of Global. The principal occupation of Kleinheinz is President and CEO of KC Inc. The principal occupation of Phillips is Chief Financial Officer of KC Inc. The principal business of Knapp is President of Andover Group, Inc., a real estate investments and development company. The principal occupation of McCord is General Partner of McCord Production Ltd., an energy exploration, production and investment company. The principal business of Whiting is independent oil and gas operator. The principal occupation of Scully is independent oil and gas operator. The principal occupation of Calaway is chief executive officer of the Center for Houston's Future, an affiliate of the Greater Houston Partnership. During the last five years, none of the Reporting Persons has (a) been convicted in a criminal proceeding or (b) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                  The business address of Gollin is 11490 Westheimer, Suite 1000, Houston, Texas 77002. The business address of each of O'Sullivan and TSP is Bank One Center, 910 Travis Street, Suite 2150, Houston, Texas 77002. The business address of each of the Global Reporting Persons is c/o Kleinheinz Capital Partners, Inc., 201 Main Street, Suite 2001, Fort Worth, Texas 76102. The business address of Knapp is 910 Travis, Houston, TX 77002. The business address of McCord is 1201 Louisiana, Houston, TX 77002. The business address of Whiting is 10800 Boxley Bend Rd., College Station, TX 77845. The business address of Scully is 777 Post Oak Blvd., Houston, TX 77056. The business address of Calaway is 1200 Smith, Houston, TX 77002.

                  Except as indicated above, the information set forth in Item 2 of the Schedule 13D remains unchanged.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

                  The aggregate amount of funds required to purchase the aggregate of 25,000 Shares purchased by O'Sullivan was $28,567.50, including brokerage commissions. All funds used to purchase Shares were obtained from personal funds.

                  The aggregate amount of funds required to purchase the aggregate of 140,325 Shares purchased by Knapp was $161,039, including brokerage commissions. All funds used to purchase Shares were obtained from personal funds.

                  The aggregate amount of funds required to purchase the aggregate of 83,675 Shares purchased by McCord was $96,132, including brokerage commissions. All funds used to purchase Shares were obtained from personal funds.

                  The aggregate amount of funds required to purchase the aggregate of 25,000 Shares purchased by Whiting was $28,863, including brokerage commissions. All funds used to purchase Shares were obtained from personal funds.

                  The aggregate amount of funds required to purchase the aggregate of 12,000 Shares purchased by Scully was $14,040, including brokerage commissions. All funds used to purchase Shares were obtained from personal funds.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

                  Item 5 of the Schedule 13D is amended by amending and restating subsections (a), (b) and (c) of the Schedule 13D in their entirety to read as follows:

                  (a) As of the date of this Statement, the Reporting Persons beneficially owned in the aggregate 2,093,150 Shares, of which 425,000 Shares are issuable upon exercise of stock options granted by the Company to Messrs. Calaway, Knapp, and McCord (each of whom received options to acquire 5,000 Shares) and to Messrs. Gollin and O'Sullivan (each of whom received options to acquire 205,000 Shares), constituting 8.95% of the outstanding Shares (the percentage of Shares owned being based upon 22,956,987 Shares outstanding on December 20, 2001, as set forth in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2001).

                  Each of the TSP Managers possesses shared voting and investment power over, and may be deemed to beneficially own, Shares which TSP beneficially owns. Each of the TSP Managers disclaims beneficial ownership of such Shares for all other purposes.

                  Each of Global L.P., Global Ltd., Global QP, KC LDC, KC Inc., Kleinheinz and Phillips possesses shared voting and investment power over, and may be deemed to beneficially own, Shares which Global beneficially owns. Each of Global L.P., Global Ltd., Global QP, KC LDC, KC Inc., Kleinheinz and Phillips disclaims beneficial ownership of such Shares for all other purposes.

                  None of the TSP Reporting Persons possesses voting or investment power over any Shares which any Global Reporting Person beneficially owns, and each of the TSP Reporting Persons disclaim beneficial ownership of any such Shares.

                  None of the Global Reporting Persons possesses voting or investment power over any Shares which any TSP Reporting Person beneficially owns, and each of the Global Reporting Persons disclaims beneficial ownership of any such Shares.

                  (b) The responses to Items 7-11 on each of pages 2-12 hereof which relate to voting and disposition of Shares with respect to each Reporting Person are incorporated herein by reference.

                  (c) Except as set forth on Exhibit 8, the Reporting Persons have not engaged in any transactions in the Shares during the past sixty days.

                  Except as indicated above, the information set forth in Item 5 of the Schedule 13D remains unchanged.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

                  The following Exhibits are filed herewith:

                  1. Acquisition of Shares Effected by Reporting Persons During
                     Past 60 Days.

                  2. Joint Filing Agreement

             [The remainder of this page intentionally left blank.]

                                   SIGNATURES

                  After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information contained in this Statement is true, complete and correct.

Dated:   December 28, 2001

                                       TRAVIS STREET PARTNERS, LLC


                                       By: /s/ Christopher N. O'Sullivan
                                          --------------------------------------
                                          Christopher N. O'Sullivan, Manager


                                       /s/ Timothy J. Gollin
                                       -----------------------------------------
                                       Timothy J. Gollin


                                       /s/ Christopher N. O'Sullivan
                                       -----------------------------------------
                                       Christopher N. O'Sullivan


                                       /s/ Charles T. McCord, III
                                       -----------------------------------------
                                       Charles T. McCord, III


                                       /s/ A. John Knapp
                                       -----------------------------------------
                                       A. John Knapp


                                       /s/ John V. Whiting
                                       -----------------------------------------
                                       John V. Whiting


                                       /s/ James D. Calaway
                                       -----------------------------------------
                                       James D. Calaway


                                       /s/ Christopher P. Scully
                                       -----------------------------------------
                                       Christopher P. Scully

                                   GLOBAL UNDERVALUED SECURITIES MASTER FUND,
                                   L.P., a Cayman Islands exempted limited
                                   partnership



                                   By: Travis Street Partners, LLC
                                       Attorney-in-Fact


                                   By: /s/ Timothy J. Gollin
                                       -----------------------------------------
                                       Timothy J. Gollin
                                       Manager

                                   GLOBAL UNDERVALUED SECURITIES FUND, L.P., a
                                   Cayman Islands exempted limited partnership



                                   By: Travis Street Partners, LLC
                                       Attorney-in-Fact


                                   By: /s/ Timothy J. Gollin
                                       -----------------------------------------
                                       Timothy J. Gollin
                                       Manager

                                   GLOBAL UNDERVALUED SECURITIES FUND, LTD., a
                                   Cayman Islands exempted company



                                   By: Travis Street Partners, LLC
                                       Attorney-in-Fact


                                   By: /s/ Timothy J. Gollin
                                       -----------------------------------------
                                       Timothy J. Gollin
                                       Manager

                                   GLOBAL UNDERVALUED SECURITIES FUND, (QP),
                                   L.P., a Cayman Islands exempted limited
                                   partnership



                                   By: Travis Street Partners, LLC
                                       Attorney-in-Fact


                                   By: /s/ Timothy J. Gollin
                                       -----------------------------------------
                                       Timothy J. Gollin
                                       Manager


                                   KLEINHEINZ CAPITAL PARTNERS LDC, a Cayman
                                   Islands exempted limited duration company



                                   By: Travis Street Partners, LLC
                                       Attorney-in-Fact


                                   By: /s/ Timothy J. Gollin
                                       -----------------------------------------
                                       Timothy J. Gollin
                                       Manager

                                   John B. Kleinheinz

                                   By: Travis Street Partners, LLC
                                       Attorney-in-Fact


                                   By: /s/ Timothy J. Gollin
                                   --------------------------------------------
                                       Timothy J. Gollin
                                       Manager

                                   J. Kenneth Phillips

                                   By: Travis Street Partners, LLC
                                       Attorney-in-Fact


                                   By: /s/ Timothy J. Gollin
                                       -----------------------------------------
                                       Timothy J. Gollin
                                       Manager